Exhibit 8.1

2001 ROSS AVENUE DALLAS, TEXAS 75201-2980 TEL +1 214.953.6500 FAX +1 214.953.6503 www.bakerbotts.com	ABU DHABI AUSTIN BEIJING DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIYADH WASHINGTON
December 17, 2009
Quest Midstream Partners, L.P.
210 Park Avenue, Suite 2750
Oklahoma City, OK, 73102
Ladies and Gentlemen:
     We have acted as counsel to Quest Midstream Partners, L.P. (the “Company”) in connection with a series of recombination transactions (collectively, the “Recombination Transactions”) set forth in the Agreement and Plan of Merger dated as of July 2, 2009, as amended as of October 2, 2009 (the “Merger Agreement”), involving (i) the merger of Quest Resource Acquisition Corp., a wholly-owned subsidiary of PostRock Energy Corporation (“PostRock”), with and into Quest Resource Corporation (“QRCP”), (ii) the merger of the Company with and into Quest Midstream Acquisition, LLC, a wholly-owned subsidiary of QRCP, (iii) the merger of Quest Energy Acquisition, LLC, a wholly-owned subsidiary of QRCP, with and into Quest Energy Partners, L.P. (“QELP”), and (iv) certain related transactions.
     At your request, this opinion of counsel is being furnished to you for filing as Exhibit 8.1 to the registration statement on Form S-4 (Registration No. 333-162366), as amended (the “Registration Statement”), filed by PostRock with the Securities and Exchange Commission (the “Commission”). In rendering this opinion, (a) we have examined such statutes and other instruments and documents that we deem necessary for purposes of the opinion hereinafter expressed and (b) we are relying upon (without any independent investigation or review thereof) the truth and accuracy at all relevant times of the statements and representations, and the performance or satisfaction, as appropriate, of the covenants, contained in the Merger Agreement (including all disclosure schedules thereto) and in the joint proxy statement/prospectus included in Registration Statement. In addition, we are assuming that each of the Recombination Transactions will be consummated in accordance with the Merger Agreement and as described in the Registration Statement. Any inaccuracy in any of the aforementioned statements and representations, or breach of or failure to perform any of the aforementioned covenants, could adversely affect our opinion.

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     Subject to the assumptions set forth above, the statements in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Recombination—Tax Consequences to QRCP Stockholders and QELP and QMLP Unitholders—Tax Treatment of QMLP Merger and QMGP Merger to QMLP Common Unitholders and QMGP Common Unitholders” to the extent they constitute matters of law or legal conclusions with respect thereto, are correct in all material respects and, subject to the limitations and qualifications set forth therein, constitute our opinion as to the material U.S. federal income tax consequences resulting from the Recombination Transactions to the common unitholders of QMLP and QMGP.
     The opinion set forth above is limited in all respects to the tax matters specifically covered hereby. We hereby consent to the filing of this opinion with the Commission as Exhibit 8.1 to the Registration Statement and to the references to our Firm under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ BAKER BOTTS L.L.P.